Exhibit 99.1

News Release

INTERDIGITAL ADDS JAY MARKLEY TO BOARD OF DIRECTORS

WILMINGTON, DEL. - November 3, 2016 -InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced the appointment of John D. (“Jay”) Markley, Jr. to the company's Board of Directors. Mr. Markley brings a broad range of senior-level capabilities, including board experience with one of the largest cable operators in America as well as two decades of investment experience in the mobile field.

Mr. Markley is Managing Partner and Co-Founder of New Amsterdam Growth Capital, a growth equity firm focused on the cloud computing, mobile and communications infrastructure sectors. From 1996 to 2009, he was with Columbia Capital where he served in a number of capacities including partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served as a policy advisor at the Federal Communications Commission from 1994 to 1996, where he and his team were instrumental in developing and launching the commercial spectrum auction process. Mr. Markley has served on the Board of Directors of BroadSoft, Inc. since 2002, and has been its Chairman since 2013. He has also been a director of Charter Communications, Inc. since 2009, and serves on the boards of private companies.

“Jay further strengthens the communications industry expertise on the Board, with his deep knowledge stemming from his involvement in spectrum management, fixed and wireless operators, and the technologies with which the wireless industry is involved,” said S. Douglas Hutcheson, Chairman of InterDigital. “This experience will be very useful in guiding both our research efforts and our supporting investments. Additionally, his track record of investment success will be an important asset for InterDigital as we create new value for our stakeholders.”

“We’re very pleased Jay has joined our board, and his background, experience and skill set will be a strong addition to the board’s existing range of expertise,” said William J. Merritt, President and CEO of InterDigital. “His role with a leading cable operator will provide a stronger understanding of the role of a major new force shaping the mobile industry, and his extensive technology experience and investment background, which includes venture capital, will help shape the company’s internal and external technology investment decisions.”

Mr. Markley holds a Bachelor of Arts in Economics from Washington and Lee University, and an MBA from Harvard Business School.

About InterDigital®

InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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InterDigital Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814